Exhibit 3.626
FORM BCA-47 Initial License Fee $50 Franchise Tax $18,95 ARTICLES OF INCORPORATION TO: ALAN J. DIXON, Secretary of State Clerk The name and address of the incorporation are as follows Name Number Street City State Zip Code FRANK WARD 2401 South , Chicago, IL 60608 The above named incorporators, being one or more natural persons of the age of twenty-one years or more or a corporation, and having subscribed to the shares of the corporation to be organized pursuant hereto, for the purpose of forming a corporation under “Tne Business Corporation Ad” of the State of Illinois, do hereby adopt the following Article’s of Incorporation; article one The name of the top poul hereby incorporated is: LOOP RECYCLING, INC. ARTICLE TWO The name and address of the registered agent and Registered agent James L. Elsesser Registered office 120 W. Madison City, Zip code, County Chicago, IL 60602 Cook County ARTICLE THREE The duration of the corporation is X perpetual OR years ARTICLE FOUR The purposes for which the corporation is organized are Recycling of paper and related products Recycle, redistribute , sale at retail & wholesale, exchange or trade, all production, including but not limited to paper, wood, metal, glass, aluminum, & all other items related thereto. ARTICLE FIVE Paragraph I: Total $1,000.00

Paragraph 2: The preferences, qualifications, limitations, restrictions and the special or relative rights in respect of the shares of each class are The stock to be issued is to be issued pursuant to a plan adopted by the corporation in accordance with Section 1244 of the Internal Revenue Code. ARTICLE SIX The corporation will not commence business at least one thousand dollars has been received as consideration for the issuance of shares. ARTICLE SEVEN The number of directors to be elected at the ARTICLE EIGHT Paragraph 1: It is estimated that the value ot all properly to be owned by the corporation for the following year whenever located will be $ Paragraph 2: It is estimated that the value of the properly to be located within the State of Illinois during the following year will he i Paragraph 3: It is estimated that the gross amount of business which will be transacted by the corporation during the following year will be $ Paragraph 4: It is estimated that the gross Amounf of business which will be transacted at or from places of business in the State of Illinois’ during the following will be $ NOTE: If all the property of the corporation is to be located in this State and all of us business to be transacted at or from places of business in this State, or the incorporators elect to pay the initial franchise tax on the basis of its entire stated capital and paid in surplus then the lormation called for in Article Eight need not be stated. The basis tor computation of franchise taxes payable by domestic corporations is set forth in Section 132 of the Business Corporation Act. We elect to pay the initial franchise tax on the basis of the entire Stated capital and paid-in surplus Signatures of incorporators: NOTE: if a corporation acts as incorporator the name of the corporation and the state of incorporation shall be shown and the execution must be by its President or Vice-President and verified by him, and the corporate seal shall be affixed and attested by its Secretary or an Assistant Secretary. As an incorporator, I declare that this document has been examined by me and is, to the best of my knowledge and belief, true, correct and complete RETURN TO: Corporation Depart Secretary of State Springfield, Illinios Telephone

Form BCA-14.35
(Rev. Jan. 1991)
George H. Ryan
Secretary of State
Department of Business Services
Springfield, IL 62756
Telephone (217) 782-6961
Remit payment in check or money order, payable to “Secretary of State.”
REPORT FOLLOWING MERGER OR CONSOLIDATION
FILED
SEP 30 1998
GEORGE H. RYAN
SECRETARY OF STATE
File # 5218-756-7
DO NOT SEND CASH
This space for use by
Secretary of State
Date      9/30/98

Franchise Tax	$
Filing Fee		$5.00
Penalty	$
Interest

Approved: /s/ [ILLEGIBLE]

1.	CORPORATE NAME: Loop Recycling, Inc.

2.	STATE OR COUNTRY OF INCORPORATION: Illinois

3.	Issued shares of each corporation party to the merger prior to the merger:

Corporation	Class	Series	Par Value	Number of Shares

Loop Recycling, Inc.	common stock		NPV	1,000

Draw Acquisition Company	Thirteen	common stock	$0.01	1,000

4.	Paid-in Capital of each corporation party to the merger prior to the merger:

Corporation	Paid-in Capital

Loop Recycling, Inc.		$1,000.00

	$

Draw Acquisition Company Thirteen		$10.00

	$

	$

5.	Description of the merger: (Include effective date and a brief explanation of the conversion as stated in the plan of merger.)
See attached.
6.	Issued shares after merger:

Class	Series	Par Value	Number of Shares

common stock		NPV	1,000

EXPEDITED
SEP 30 1993
SECRETARY OF STATE
7.	Paid-in Capital of the surviving or new corporation: $ 1,010.00
(“Paid-in Capital” replaces the terms Stated Capital and Paid-in Surplus and is equal to the total of these accounts.)
ITEM 8 MUST BE SIGNED
8.	The undersigned corporation has caused this statement to be signed by its duly authorized officers, each of whom affirms, under penalties of perjury, that the facts stated herein are true.

Dated September 21, 1998		Loop Recycling, Inc.

(Exact Name of Corporation)

attested by	/s/ Thomas K. Kehoe	by	/s/ D. W. Slager
	(Signature of Secretary or Assistant Secretary)		(Signature of President or Vice President)

	Thomas K. Kehoe, Secretary		D. W. Slager, Executive Vice President

	(Type or Print Name and Title)		(Type or Print Name and Title)

Attachment to Report following Merger
On August 7, 1998, by virtue of the merger, the issued and outstanding shares of Draw Acquisition Company Thirteen (“Draw Thirteen”) shall be converted into the same number of shares of Loop Recycling, Inc. (“Loop Recycling”) the surviving corporation, and the issued and outstanding shares of capital stock of Loop Recycling (“Loop Recycling Common Stock”) shall cease to be existing and issued shares and shall become converted, without any action on the part of Loop Recycling or Draw Thirteen or the Shareholders thereof, into shares of Allied Waste Industries, Inc. (“Allied”)* common stock (“Allied Common Stock”), to be paid by Allied to the Loop Recycling Shareholders in the manner and subject to the conditions set forth in the following sentence. At the Effective Time, by virtue of the merger and without any further action on the part of Draw Thirteen, Loop Recycling or the Loop Recycling Shareholders, each holder of Loop Recycling Common Stock shall be entitled to receive in consideration for all of the shares of Loop Recycling Shareholders’ respective ownership interest in Loop Recycling multiplied by the 10,583,891 shares of Allied Common Stock to be issued pursuant to the Reorganization Agreement, subject to certain adjustments provided for in the Reorganization Agreement.

*	Allied is the parent of Draw Acquisition Company Thirteen